Exhibit 99.1

FOR MORE INFORMATION, CONTACT: Dan Swenson Senior Director, Investor Relations & Corporate Communications 847/405-2515 dswenson@cfindustries.com

Terra Nitrogen Company, L.P. Reports Second Quarter 2013 Results and Announces Cash Distribution

DEERFIELD, IL (August 6, 2013)—Terra Nitrogen Company, L.P. (TNCLP) (NYSE: TNH) today reported net earnings of $149.3 million on sales of $215.4 million for the quarter ended June 30, 2013.  This compares to net earnings of $154.8 million on sales of $195.6 million for the 2012 second quarter.  Net income allocable to common units was $84.0 million ($4.54 per common unit) and $86.5 million ($4.67 per common unit) for the 2013 and 2012 second quarters, respectively.

Results for the second quarter of 2013 included an unrealized mark-to-market loss on natural gas derivatives of $2.9 million compared to a gain of $13.8 million in the second quarter of 2012.

For the first six months of 2013, TNCLP reported net earnings of $316.1 million on net sales of $439.5 million.  This compares to net earnings of $279.0 million on net sales of $392.5 million for the first six months of 2012.  Net earnings allocable to common units was $176.2 million ($9.52 per common unit) and $156.4 million ($8.45 per common unit) for the first six months of 2013 and 2012, respectively.  Results for the first six months of 2013 included a $0.8 million unrealized mark-to-market gain on natural gas derivatives compared to a gain of $2.5 million for the first six months of 2012.

Analysis of Results
Net sales for the 2013 second quarter totaled $215.4 million, compared to sales of $195.6 million for the 2012 second quarter.  This increase was due to higher average selling prices, which were offset partially by lower sales volume.  The increase in overall prices was due to strong demand resulting from a large number of acres of corn planted in 2013, while ammonia prices also increased due to a higher proportion of agricultural sales and UAN prices increased due to favorable weather compared to the second quarter of 2012 when drought conditions in certain markets resulted in lower average selling prices.  Sales volume for both products declined in the second quarter of 2013 due to lower production, while UAN volume declined due also to delayed application caused by unfavorable weather earlier in the quarter that pushed some shipments into July.

Net earnings for the 2013 second quarter totaled $149.3 million, compared to net earnings of $154.8 million for the 2012 second quarter.  This decrease was due to higher realized natural gas costs, which were offset partially by higher revenue.

Comparing the 2013 to the 2012 second quarter, TNCLP’s:

•                  Ammonia and UAN average selling prices increased by 32 and 12 percent, respectively;

•                  Ammonia and UAN sales volume decreased by 7 and 5 percent, respectively; and

•                  Realized natural gas costs per MMBtu increased by 22 percent.

Cash Distribution

TNCLP reported today the declaration of a cash distribution for the quarter ended June 30, 2013, of $4.02 per common limited partnership unit payable August 29, 2013, to holders of record as of August 16, 2013.

Cash distributions depend on TNCLP’s earnings, which can be affected by nitrogen fertilizer selling prices, natural gas costs, seasonal demand factors, production levels and weather, as well as anticipated cash requirements for working capital needs and capital expenditures.  For all of 2012, capital expenditures were $46.7 million.  In 2013, TNCLP is expected to have capital expenditures of approximately $100 million.  The capital program includes a rail yard expansion, new ammonia and UAN storage tanks, and control and electrical system upgrades.  Some of these projects may extend beyond 2013.  In addition to these projects, the company will be undertaking a major turnaround in the third quarter of 2013, which will result in lower production and sales volume and will reduce cash available for distributions to unitholders.  Cash distributions per limited partnership unit also vary based on increasing amounts allocable to the General Partner when cumulative distributions exceed targeted levels.  With this distribution, TNCLP cumulative distributions continue to exceed targeted levels.

This release serves as a qualified notice to nominees and brokers as provided for under Treasury Regulation Section 1.1446-4(b).  Please note that 100 percent of the Partnership’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business.  Accordingly, the Partnership’s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate.

About TNCLP

Terra Nitrogen Company, L.P. is a leading manufacturer of nitrogen fertilizer products.

TNCLP is the sole limited partner of Terra Nitrogen, Limited Partnership (TNLP), owner of the Verdigris, Oklahoma, manufacturing facility and related assets.  Terra Nitrogen GP Inc., an indirect, wholly-owned subsidiary of CF Industries Holdings, Inc., is the General Partner of TNCLP and exercises full control over all of TNCLP’s business affairs.

Forward-Looking Statements

All statements in this communication, other than those relating to historical facts, are forward-looking statements.  These forward-looking statements are not guarantees of future performance and are subject to a number of assumptions, risks and uncertainties, many of which are beyond TNCLP’s control, which could cause actual results to differ materially from such statements.  Important factors that could cause actual results to differ materially from expectations include, among others:

•                  risks related to TNCLP’s reliance on one production facility;

•                  the cyclical nature of TNCLP’s business;

•                  the global commodity nature of TNCLP’s fertilizer products, the impact of global supply and demand on TNCLP’s selling prices, and the intense global competition from other fertilizer producers;

•                  conditions in the U.S. agricultural industry;

•                  the volatility of natural gas prices in North America;

•                  reliance on third party transportation providers;

•                  weather conditions;

•                  potential liabilities and expenditures related to environmental and health and safety laws and regulations;

•                  future regulatory restrictions and requirements related to greenhouse gas emissions, climate change or other environmental requirements;

•                  risks associated with cyber security;

•                  TNCLP’s inability to predict seasonal demand for its products accurately;

•                  risks involving derivatives and the effectiveness of TNCLP’s risk measurement and hedging activities;

•                  limited access to capital;

•                  acts of terrorism and regulations to combat terrorism;

•                  risks related to TNCLP’s dependence on and relationships with CF Industries;

•                  deterioration of global market and economic conditions;

•                  control of TNCLP’s General Partner by CF Industries;

•                  the conflicts of interest that may be faced by the executive officers of TNCLP’s General Partner, who operate both TNCLP and CF Industries; and

•                  changes in TNCLP’s treatment as a partnership for U.S. or state income tax purposes.

More detailed information about factors that may affect TNCLP’s performance may be found in its filings with the Securities and Exchange Commission, including its most recent periodic reports filed on Form 10-K and Form 10-Q, which are available through CF Industries’ website. Forward-looking statements are given only as of the date of this release and TNCLP disclaims any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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Terra Nitrogen Company, L.P. news announcements are also available on CF Industries’
website, www.cfindustries.com.

TERRA NITROGEN COMPANY, L.P.

CONSOLIDATED BALANCE SHEETS

	(unaudited)
	June 30,	December 31,
	2013	2012
	(in millions, except for units)
ASSETS
Current assets:
Cash and cash equivalents	$169.2	$149.4
Demand deposits with General Partner Affiliates	—	5.4
Due from affiliates of the General Partner	1.0	—
Accounts receivable	0.8	0.6
Inventories, net	6.8	5.8
Prepaid expenses and other current assets	0.4	1.6
Total current assets	178.2	162.8

Property, plant and equipment, net	161.1	128.1
Other assets	8.0	7.7
Total assets	$347.3	$298.6

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities:
Accounts payable and accrued liabilities	$27.5	$24.3
Due to affiliates of the General Partner	5.0	—
Other current liabilities	—	1.0
Total current liabilities	32.5	25.3

Noncurrent liabilities	1.5	1.5

Partners’ capital:
Limited partners’ interests, 18,501,576 Common Units authorized, issued and outstanding	260.6	238.3
Limited partners’ interests, 184,072 Class B Common Units authorized, issued and outstanding	1.6	1.2
General partner’s interest	51.1	32.3
Total partners’ capital	313.3	271.8
Total liabilities and partners’ capital	$347.3	$298.6

TERRA NITROGEN COMPANY, L.P.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
	(in millions, except per unit amounts)
Net sales:
Product sales to an affiliate of the General Partner	$215.0	$195.4	$438.7	$391.9
Other income from an affiliate of the General Partner	0.2	0.2	0.3	0.3
Other income	0.2	—	0.5	0.3
Total	215.4	195.6	439.5	392.5

Cost of goods sold:
Materials, supplies and services	55.6	31.1	102.2	93.9
Services provided by the affiliates of the General Partner	6.1	5.7	11.7	10.6
Gross margin	153.7	158.8	325.6	288.0
Selling, general and administrative services provided by the affiliates of the General Partner	3.7	3.8	7.5	7.5
Other general and administrative expenses	0.7	0.2	2.0	1.5

Earnings from operations	149.3	154.8	316.1	279.0

Net earnings	$149.3	$154.8	$316.1	$279.0

Allocation of net earnings:
General Partner	$63.8	$66.8	$136.8	$119.9
Class B Common Units	1.5	1.5	3.1	2.7
Common Units	84.0	86.5	176.2	156.4
Net earnings	$149.3	$154.8	$316.1	$279.0

Net earnings per common unit	$4.54	$4.67	$9.52	$8.45

 TERRA NITROGEN COMPANY, L.P.

 SUMMARIZED OPERATING INFORMATION

	Three months ended		Six months ended
	June 30,		June 30,
	2013	2012	2013	2012
Sales volumes by product (tons in thousands)
Ammonia	83	89	169	184
UAN (1)	495	521	1,035	1,027

Average selling prices (dollars per ton)
Ammonia	$631	$478	$644	$498
UAN	327	292	318	292

Natural gas costs/MMBtu (2)	$3.74	$3.06	$3.58	$3.21

(1)   The nitrogen content of UAN is 32% by weight.

(2)   Includes the cost of natural gas purchases and realized gains and losses on natural gas derivatives.